         THIS FACILITY AGREEMENT is made on April 30, 2004

BETWEEN:

(1)	HEIN GERICKE (U.K.) LIMITED whose company number is 02553316 and whose registered office is at Hanover House, Hornbeam Square East, Harrogate, North Yorkshire, HG2 8PD (the Borrower); and

(2)	GMAC COMMERCIAL FINANCE PLC whose company number is 661920 and whose registered office is at Sovereign House, Church Street, Brighton, BN1 1SS (GMAC).

WHEREAS

(A)	GMAC has agreed to make available to the Borrower financing facilities upon the terms and subject to the conditions set out in this Agreement.

         IT IS AGREED as follows:

1. CONSTRUCTION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions will have the meaning set out opposite them:

Account Balance: the debit balance on the Loan Account from time to time; Advance: a cash advance made or to be made under the Facility or (as the context may admit or require) the principal amount of that cash advance; Agreement: this Agreement as the same may be amended or supplemented in writing by the parties from time to time and shall include the schedules hereto;
Annual Renewal Period: the period of twelve months commencing on the expiry of the Initial Term and thereafter each successive period of twelve calendar months commencing on the expiry of the previous such period;

Approved Locations: those warehouses or shops of the Borrower that have for the time being been approved in writing by GMAC, that are located in the United Kingdom and in respect of which irrevocable distraint waivers in favour of GMAC have been provided by the relevant landlords or in respect of which GMAC holds a Reserve on account of rent as referred to in paragraph (iii) of the definition of Reserves (as being as at the date of this Agreement, those set out in Schedule 6);

Arrangement Fee: an amount of £100,000 payable pursuant to clause 7.2 (of which GMAC acknowledges that £25,000 has been paid by the Borrower prior to the date of this Agreement);

Availability Period: the period commencing on the date of this Agreement and ending five Business

      Days prior to the Maturity Date;

Available Inventory Facility: at any time, the Facility Limit less the Account Balance, provided that in relation to a proposed Advance, there will be added back any amount of the Account Balance that is due to be paid or repaid (as the case may be) on the proposed Drawdown Date;

Banner: Banner Investments (U.K.) Limited whose company number is 02192316 and whose registered address is Mitre House, 160 Aldersgate Street, London EC1A 4DD;

      Borrowings: the following:

(i)	money borrowed or raised and includes capitalised interest;

(ii)	any liability under any bond, note, debenture, loan stock, instrument or security;

(iii)	any liability for acceptance or documentary credits or discounted instruments;

(iv)	any liability for the acquisition cost of assets or services payable on deferred payment terms where the period of deferment is more than 90 days;

(v)	any liability under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements or arrangements; and

(vi)	any liability under any guarantee or indemnity (except product warranties);

Business Day: a day (other than a Saturday or Sunday) on which banks are open in London for business of the nature required for the purposes of this Agreement; Cash Account: an account in the name of GMAC maintained with such bank as GMAC may select from time to time, to which sums will be credited in accordance with clause 12 (Cash Account);
Cash Account Memorandum: means the proceeds memorandum agreed between GMAC and the Borrower (and reproduced in schedule 5) with regard to the payment of sums into, and the application of the credit balance for the time being on, the Cash Account;

Collateral Management Fee: the fee referred to in schedule 3;
Default: an Event of Default or any event or circumstance which could (with the expiry of a grace period, the giving of notice, the making of any determination or any confirmation of any of the foregoing) be an Event of Default;

        Default Rate: the rate which is two per cent per annum above the Interest Rate;

Drawdown Date: the date on which an Advance is made; Early Termination Fee: means the fee payable by the Borrower on the expiry of a notice of cancellation given in accordance with clause 9.2.2 (Cancellation), being computed as:
(i)	if the relevant notice of cancellation expires on or before the first anniversary of the date of this Agreement, 3% (three per cent.) of the Total Line Size; or

(ii)	if the relevant notice of cancellation expires after the first anniversary but on or before the second anniversary of the date of this Agreement, 2% (two per cent.) of the Total Line Size; or

(iii)

if the relevant notice of cancellation expires at any time after the second anniversary of the date of this Agreement but prior to any subsequent anniversary of the date of this Agreement, 1% (one per cent.) of the Total Line Size;

Eligible Inventory: Finished Goods Inventory that is unencumbered and is not Ineligible Inventory; Environmental Approval: any permit, licence, approval, ruling, exemption or other authorisation required under applicable Environmental Laws;

Environmental Laws: any and all laws, rules, orders, regulations, statutes, ordinances or codes of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, in relation to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as now or may at any time hereafter be in effect;

        Event of Default: any of the events specified in clause 20 (Events of Default);

Existing Charges: the charges over credit balances, dated 5 September 2003 and 15 October 2003 respectively, granted by the Borrower in favour of Barclays Bank PLC;
Facility: the inventory-based revolving credit facility, in a maximum principal amount not exceeding the Facility Limit from time to time, made available by GMAC to the Borrower upon and subject to the terms of this Agreement;

Facility Limit: at any time the lesser of:
(i)	£5,000,000; and

(ii)

an amount equal to 50% of the cost price of Eligible Inventory (as evidenced by the most recently delivered Inventory Designation Form or, at GMAC’s option, the most recently delivered Inventory Valuation), and in either case minus the amount of any Reserves;

Fairchild: The Fairchild Corporation of 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102-4225;
Finance Documents: this Agreement, the Put Option and the Security Documents and all other deeds and documents entered into pursuant to or ancillary to such documents;

Finished Goods Inventory: unsold finished goods of the Borrower that are stored or located at

      Approved Locations;

Governmental Authority: any nation or government, any state or political sub-division thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing;

Group: the Borrower and all of its Subsidiaries and any Subsidiaries of such Subsidiaries from time to time and includes Banner for the purposes of this Agreement and member of the Group or Group Company means any of them;

Guarantor: Banner and any other person for the time being who guarantees the due performance and discharge of the Borrower's obligations and liabilities to GMAC in relation to the Facility; HG Deutschland GmbH: Hein Gericke Deutschland GmbH whose registered office is at Reisholzer, Werftstrasse, 190-40589, Dusseldorf, Germany; HG Deutschland Group: HG Deutschland GmbH and each of its Subsidiaries from time to time;
HG Intellectual Property: is the right to use the name “Hein Gericke”, the Hein Gericke logo and such other intellectual property as GMAC (acting reasonably) stipulates as being required to enable the Borrower to trade in the ordinary course of its business;

Hilco UK: means Hilco UK Limited (company number 03944915) whose registered office is at Unit 7, River Court, Riverside Park, Middlesbrough, Cleveland, TS2 1RT;

Ineligible Inventory: any item of Finished Goods Inventory at any time:
(i)	that is not fit for its purpose or is not usable or readily saleable at a price not less than the lower of cost or market value;

(ii)	that constitutes returned, damaged, defective or obsolete goods or goods that were purchased by the Borrower more than two years before that time;

(iii)	that is subject to retention of title provisions in favour of a third party;

(iv)	that would, when aggregated with all other items of Finished Goods Inventory, cause the cost value of Finished Goods Inventory to exceed the Insurance Limit, or that is uninsured;

(v)	that is held by the Borrower as consignee or bailee for a third party, or that has been conditionally delivered to the Borrower; and/or

(vi)	that has been sold or constructively delivered to customers of the Borrower,

        or such criteria as may be revised by GMAC from time to time in its sole discretion;

Inventory Designation Form: a certificate signed by a director of the Borrower as to the value of the Finished Goods Inventory and Preferential Creditors in the form shown in schedule 4 (or in such other form as GMAC shall from time to time reasonably require);

        Initial Term: shall be three (3) years from the date of this Agreement;

Insurance Limit: is, at the date of this Agreement, €165,000,000 and thereafter shall be such amount as notified in writing to GMAC by the Borrower’s insurers as representing the amount of insurance cover provided to the Borrower in respect of the Unfinished Goods Inventory;

Intellectual Property Rights: know-how, patents, trademarks, service marks, designs, business names, topographical or similar rights, copyrights or other intellectual property monopoly rights, and any licence or other interest in any such rights (including, without limitation, any licence granted to the Borrower in relation to the HG Intellectual Property whether in accordance with clause 18.3 (Positive Covenants) or otherwise);

        Interest Payment Date: the last day of each calendar month after the date of this Agreement;

Interest Rate: the rate which is 2.25 per cent. per annum above the base rate of Lloyds TSB Bank Plc as fluctuating from time to time;
Inventory Valuation: a valuation of the Finished Goods Inventory, addressed by a Valuer to GMAC and carried out on the basis of market value and on the assumption of a disposal within 90 days;

Loan Account: an account or accounts in the name of the Borrower with GMAC opened in connection with, and for the purpose of recording all amounts outstanding from time to time under, the Facility;

Letters of Credit: the following letters of credit, each issued by Barclays Bank PLC on the Borrower’s behalf and unmatured as at the date of this Agreement, or (as the context may admit or require) the maximum amount for which the Borrower is actually or contingently liable to Barclays Bank PLC in respect of such letters of credit:

(i)	the letter of credit (reference MRDC4746718) dated 19 February 2004 addressed to Alpinestars SpA and expiring on 6 May 2004 with a maximum liability of £567,815.15; and

(ii)	the letter of credit (reference MRDC4752247) dated 1 April 2004 addressed to Alpinestars SpA and expiring on 22 July 2004 with a maximum liability of £117,502.09;

        Material Adverse Effect: any effect which could reasonably be expected to be materially adverse to:

(i)	the ability of any member of the Group to perform its payment obligations under any of the Finance Documents;

(ii)	the business, assets, financial condition or prospects of the Group taken as a whole;

Materials of Environmental Concern: chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and distillates, and all hazardous substances defined or regulated as such in or under any Environmental Law;

        Maturity Date: in relation to the Facility, the date on which:

(i)	the Facility is terminated pursuant to clause 3.2 (Availability and term); or

(ii)	GMAC notifies the Borrower at any time in writing of termination of the Facility pursuant to clause 20 (Events of Default);

Non-Utilisation Fee: a fee, payable by the Borrower in accordance with clause 7.3 (Fees) in respect of each calendar month or part thereof, computed at a rate of 0.75% per annum on the average daily amount during the calendar month (and calculated on the last Business Day of that calendar month) of the Available Inventory Facility;

Obligors: the Guarantor, the Borrower and each other member of the Group which has undertaken (or in the future undertakes) obligations to GMAC pursuant to one or more of the Finance Documents, and Obligor means any of them;

Permitted Borrowings: Borrowings under any of the following:
(i)	this Agreement;

(ii)	the master lease purchase agreement dated 17 February 2003 between the Borrower and Barclays Mercantile Business Finance Limited;

(iii)	the PDQ hire agreement dated 19 September 1998 between the Borrower and Barclays Bank PLC in relation to the hiring of PDQ terminals by the Borrower;

(iv)	the Letters of Credit (but not, for the avoidance of doubt, any extension, renewal or replacement of any of them); or

(v)     outstanding invoices relating to the supply of goods to the Borrower by HG Deutschland GmbH;

      Permitted Security Interest: means

(i)

a lien or right of set off arising in the ordinary course of trading solely by operation of law (or by contractual provisions having a substantially similar effect) except for any lien the rights to which have been asserted;

(ii)	Security Interests arising under the Security Documents;

(iii)

the Existing Charges, provided that the Borrower will that procure that each of the Existing Charges will be released by Barclays Bank PLC reasonably promptly upon the expiry of the Letters of Credit; and

(iv)	Security Interests which GMAC has at any time in writing agreed shall be a Permitted Security Interest;

Preferential Creditors: those creditors of an Obligor who, upon the insolvency of such Obligor, would have preference or priority to payment over the holder of a floating charge;

Prior Chargeholders: the holder or beneficiary of any mortgage, charge, trust, lien, reservation of ownership, security interest or any other interest affecting the absolute and unfettered ownership of the charged property;

Proceeds: the gross proceeds (including any value added tax included therein) of the sale by the Borrower of each and every item of Finished Goods Inventory, including but not limited to:

    (i)        cash;

    (ii)        the cleared proceeds of cheques;

    (iii)        all amounts received under credit card/charge/debit card merchant agreements or arrangements;

    (iv)        all amounts received under H-G branded charge card agreements;

Put Option: means the option deed made or to be made between GMAC (1) and Hilco UK (2) and the

      Borrower (3);

      Reservations: means

(i)	the principle that equitable remedies and awards of enforcement costs are remedies which may be granted or refused at the discretion of the court;

(ii)

the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, and other laws generally affecting the rights of creditors;

(iii)

the principle that certain types of security expressed to take effect as fixed security may, as a result of the ability of an Obligor to deal with the assets subject to that security on terms permitted under the Finance Documents, take effect as floating security;

(iv)	the requirement that an assignment must be notified to the relevant counterparty if it is to take effect as a legal assignment;

(v)

the principle that, if security is purported to be created (or an assignment is purported to be made) by an Obligor in breach of any prohibition imposed on that Obligor creating security over (or assigning) that asset, this may affect the validity of the security purported to be created;

(vi)	the time barring of claims under the Limitation Acts; and

(vii)	rules against penalties;

      Reserves: means:

(i)	such sums as GMAC decides (acting reasonably) may be payable to Preferential Creditors;

(ii)	such sums of the Finished Goods Inventory where the discrepancy from book value as determined by the test count or cost counts performed by or on behalf of GMAC is greater than five (5) per cent.;

(iii)

such sums representing the aggregate amount of the rent payable by the Borrower in any quarter in respect of all shops and/or warehouses of the Borrower that in relation to which irrevocable distraint waivers in favour of (and in a form approved by) GMAC have not been received from the relevant landlords; and

(iv)	such other sums as GMAC shall decide (acting reasonably) and notify in writing to the Borrower from time to time;

Security Documents: those documents listed in part 2 of schedule 1 and any other documents for the time being securing (directly or indirectly) all or any of the Borrower’s obligations under this Agreement and/or all or any other obligation (present or future, actual or contingent) of an Obligor to GMAC and references to any such documents shall include the same as varied or amended in writing by the parties thereto from time to time;

Security Interest: any mortgage, pledge, lien of any kind and howsoever arising, charge, assignment by way of security, hypothecation, security interest, standard security, assignation in security or any other security agreement or arrangement relating to existing or future assets (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien);

Shares: shares of any class or description in the Borrower; Sterling: the lawful currency for the time being of the United Kingdom;

      Subsidiary:

(i)     a subsidiary as defined in section 736 of the Companies Act 1985; and

(ii)     a subsidiary undertaking as defined in section 53(1) of the Companies Act 1989;

Tacana Note: the Series 1 Managed Credit Portfolio Note due 2008 of Tacana Company Limited, having a redemption amount of US$3,500,000, of which the registered holder as at the date of this Agreement is Banner;

Taxes: all present and future taxes, levies, duties, withholdings or similar charges of whatever nature and wherever levied or assessed, together with interest thereon and any penalties in respect thereof;

      Total Line Size: £5,000,000;

Unencumbered: not subject to any Security Interest or any other interest (including, but not limited to, reservation of ownership or any retention of title) affecting a Group Company’s absolute and unfettered ownership; and

        Valuer: any suitably qualified valuer appointed by GMAC from time to time.

1.2 In this Agreement:

1.2.1	a clause or schedule shall (except where the context otherwise requires) be construed as a reference to the relevant clause in or schedule to (and forming a part of) this Agreement;

1.2.2	a person shall include a body corporate, individual, firm or an unincorporated body of persons (as the case may be);

1.2.3 the singular shall include the plural and vice-versa and the masculine, the feminine and the neuter;
1.2.4	any statutory provision shall be deemed to mean and to include a reference to any modification, consolidation or re-enactment thereof for the time being in force and any analogous provision or rule under any applicable law;

1.2.5	the expressions Borrower, Guarantor, Obligor or GMAC shall, where the context admits, include their respective personal representatives, successors in title or permitted assigns (whether immediate or derivative);

1.2.6	any reference herein to any document, including to this Agreement includes such document as amended, novated, supplemented, substituted, extended, assigned or replaced from time to time and includes any document which is supplemental hereto or thereto;

1.2.7	the meaning of general words introduced by the word other and the word otherwise shall not be limited by reference to any preceding words or enumeration including a particular class of acts, matters or things;

1.2.8	where a word or phrase has to be considered in relation to a jurisdiction outside England and there is no exact equivalent of such word or phrase then it shall have the meaning of the closest equivalent in such jurisdiction; and

1.2.9	indebtedness includes any obligation (whether incurred as principal, guarantor or surety) for the payment or repayment of money, whether present or future, actual or contingent.

1.2.10	The headings in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

2. THE INVENTORY FACILITY

2.1	On the terms and subject to the conditions of this Agreement, GMAC agrees to make available to the Borrower the Facility in an amount equal to the Facility Limit.

2.2 At no time may the Account Balance exceed the Facility Limit. 2.3 The Facility will be used by the Borrower: 2.3.1 to fund the working capital requirements of the Group; and 2.3.2 for such other purposes as GMAC may agree, but GMAC shall not be bound to enquire as to, nor shall it be responsible for, the use or application by the Borrower of all or any part of the Facility.

3. AVAILABILITY AND TERM

3.1	Subject to the other provisions of this Agreement, the Facility shall be available for drawing by the Borrower once per week during the Availability Period.

3.2 Subject to the other provisions of this Agreement the Facility may be cancelled: 3.2.1 by the Borrower in accordance with clause 9.2 (Cancellation); or
3.2.2	(without prejudice to GMAC’s right to terminate at any time upon the occurrence of an Event of Default) by GMAC serving on the Borrower not less than 90 days’ prior written notice of such cancellation, such notice to take effect at any time on or after the expiry of the Initial Term.

3.3	The Facilities will be renewed for the first Annual Renewal Period and will continue to be renewed annually thereafter if::

3.3.1 no notice of cancellation has been served pursuant to clause 3.2; and 3.3.2 no Default has occurred and is continuing on the relevant renewal date.

4. CONDITIONS PRECEDENT

4.1	The Facility will only become effective if GMAC has received (or waived its entitlement to receive), in form and substance satisfactory to it, all of the documents and evidence listed in part 1 of schedule 1. GMAC acknowledges and agrees that it has waived its entitlement to receive the following documents, in each case subject to the following conditions:

4.1.1	the director’s fraud warranty of Mr Guy Richard Mainwaring (Mr Mainwaring), being one of the Security Documents, on condition that:

(a)	the facility will not become effective unless and until GMAC has received a fax copy of Mr Mainwaring’s fraud warranty, duly executed by him; and

(b)	the original such fraud warranty must be received by GMAC before 1 June 2004;

4.1.2	the original certificate for the Tacana Note (together with a transfer certificate thereto, undated and with the identity of the transferee left blank, but duly executed by Banner) on condition that the same must be received by GMAC within seven days of the date of this Agreement; and

4.1.3	the Put Option, on condition that the same is delivered, duly executed by all the parties thereto (other than GMAC) to GMAC within 30 days of the date of this Agreement.

4.2 The Facility will only be available for utilisation if and for so long as: 4.2.1 there is no Default; and
4.2.2	the representations and warranties set out in clause 14 (Representations and Warranties) are true and accurate as of the date of the proposed first Drawdown Date and would remain true following such drawdown and thereafter the representation and warranties set out in clause 14 (Representations and Warranties) which are deemed to be repeated are true and accurate as of the date of the proposed subsequent Drawdown Dates and would remain true following such drawdown.

5. DRAWDOWN OF ADVANCES

5.1	The Borrower may draw down an Advance by delivering to GMAC at least two Business Days’ prior written notice of its intention to borrow the relevant Advance, identifying the bank account of the Borrower (being a bank account in the United Kingdom) to which the amount of such Advance is to be credited.

5.2 The Borrower may not borrow an Advance unless:
5.2.1	the Drawdown Date (other than the first Drawdown Date) is a Business Day during the Availability Period and is not less than 2 Business Days after the preceding Drawdown Date;

5.2.2	the Borrower has delivered to GMAC, in relation to the Advance, an Inventory Designation Form in compliance with paragraphs 1 and 2 of schedule 2; and

5.2.3 the amount of the relevant Advance is not greater than the Available Inventory Facility.

6. INTEREST

6.1	Interest on the Facility will be charged on the Account Balance at the Interest Rate and will be due and payable on each Interest Payment Date.

6.2	All interest shall accrue from day to day and shall be computed on the basis of a 365 day year and the number of days elapsed.

6.3 Interest payable under this clause 6 (Interest) shall be paid in accordance with clause 11

      (Payments).

7. FEES

7.1 The Collateral Management Fee shall be payable to GMAC in accordance with schedule 3. 7.2 The Arrangement Fee shall be paid by the Borrower to GMAC on the date of this Agreement. 7.3 The Non-Utilisation Fee shall be payable monthly in arrears to GMAC;
7.4	Fees payable under this clause 7 (Fees) shall be fully earned upon becoming due, will not be refundable and will be paid in accordance with clause 11 (Payments).

8. REPAYMENT

8.1	The Facility shall terminate on the Maturity Date and save as otherwise provided in this Agreement, all amounts outstanding under or in respect of the Facility shall be paid or repaid on that date.

9. PREPAYMENT AND CANCELLATION

9.1 Compulsory Prepayment

9.1.1	If at any time the Account Balance exceeds the Facility Limit, the Borrower will prepay to GMAC on demand such amount as GMAC certifies is necessary to ensure that the Account Balance is, after such prepayment, equal to or less than the Facility Limit and until such prepayment is made no further Advances shall be made under the Facility.

9.1.2 If at any time:
(a)	the Put Option is exercised by GMAC; or

(b)	Hilco UK notifies GMAC that the Put Option will not be renewed in accordance with its terms in any circumstances in which the Put Option is due to expire (unless so renewed) before the Maturity Date, the Borrower will prepay to GMAC on demand the Account Balance and any other amounts due hereunder, together with all outstanding interest and any other amounts due and payable under the Finance Documents.

9.2 Cancellation

9.2.1	The Borrower may cancel without penalty the whole (but not part only) of the Facility on giving GMAC not less than 90 days’ prior written notice, such notice to take effect on the expiry of the Initial Period or any subsequent Annual Renewal Period.

9.2.2	In addition to its right to cancel the Facilities under Clause 9.2.1, the Borrower may cancel the whole (but not part only) of the Facilities on giving GMAC not less than 90 days’ prior written notice at any time, subject to payment by the Borrower of the applicable Early Termination Fee to GMAC forthwith on the expiry of any such notice. Any Early Termination Fee payable under this Clause 9.2.2 will be paid in accordance with Clause 11 (Payments).

9.2.3	Forthwith on the expiry of a notice of cancellation under Clause 9.2.1 or 9.2.2, the Borrower must prepay to GMAC the Account Balance (together with accrued interest and/or commission, and all other amounts accrued or outstanding under the Finance Documents).

9.2.4 No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

10. DEFAULT INTEREST

10.1	If the Borrower fails to pay any amount due under this Agreement on its due date, the Borrower shall be liable (if GMAC so requires) for interest on such amount from the date of such default until the date of actual payment (as well after as before judgement or demand) at the Default Rate. The Borrower’s liability under this clause shall be in substitution for the liability for interest on such defaulted amount at the otherwise applicable rate of interest under this Agreement. Such interest shall be payable on demand and, to the extent not actually paid, shall be compounded monthly in arrears and will be paid in accordance with Clause 10 (Payments).

10.2	For so long as any Event of Default has occurred and is continuing, (if GMAC so requires) the rate specified for the purpose of the definition of “Interest Rate” shall be increased so that such rate is equal to the Default Rate. The other provisions of this Agreement relating to the calculation and payment of interest shall continue to apply. This clause 10.2 shall not apply to any amount on which the Borrower is liable to pay interest under clause 10.1.

10.3	GMAC and the Borrower agree that the Default Rate and any increase to the Interest Rate which takes effect pursuant to clause 10.2 represents a genuine pre-estimate of GMAC’s administrative, funding and other costs, loss and increased risk and is not a penalty.

11. PAYMENTS

11.1 The Borrower will make all payments due under this Agreement:
11.1.1	in cleared funds for value on the relevant date (which, unless otherwise provided, shall be the last Business Day of each month); and

11.1.2	without set-off or counterclaim and, except when required by law, without any deduction for Taxes or for any other reason.

11.2 If the Borrower is required to make any deduction or withholding on account of Taxes, it will: 11.2.1 promptly notify GMAC of the amount which it is required to deduct or withhold; and
11.2.2	pay such additional amounts as are necessary to ensure that GMAC receives and retains a net amount equal to the full amount that it would have received, had the payment not been made subject to such deduction or withholding.

11.3	Without prejudice to the provisions of clause 11.2, if GMAC is required to make any payment on account of Tax on or in relation to any sum received or receivable by it under the Finance Documents, the Borrower will, upon demand by GMAC, indemnify GMAC against such payment, together with any interest, penalties and expenses payable or incurred in connection with it.

11.4	For the purposes of this clause, GMAC confirms that it is the person beneficially entitled to interest under this Agreement and is a company resident, for United Kingdom tax purposes, in the United Kingdom.

11.5	GMAC shall be entitled (and is hereby authorised by the Borrower) to debit all payments (including, without limitation, principal, interest and fees) due under this Agreement or any of the Security Documents to the Loan Account and to apply any balances for the time being standing to the credit of the Cash Account in or towards the immediate reduction or discharge of the same.

12. CASH ACCOUNT

12.1	The Borrower will forthwith upon receipt of the same pay all Proceeds to GMAC for credit to the Cash Account in accordance with the Cash Account Memorandum.

12.2	Subject always to its other rights under the Finance Documents, GMAC will apply the balance for the time being standing to the credit of the Cash Account on a weekly basis in accordance with the Cash Account Memorandum, as follows:

12.2.1 first, in or towards the reduction of the Account Balance to zero; and
12.2.2	secondly, if any surplus then remains, in payment to the Borrower by remitting the same to such bank account (located in the United Kingdom) as the Borrower may direct GMAC in writing for this purpose, provided that GMAC at its sole discretion may retain all or any part of such surplus in the Cash Account only in order to meet any interest or fees that are due to become payable in respect of the Facility during the period of five Business Days following the date of the relevant application.

13. CHANGES IN CIRCUMSTANCES AND INCREASED COSTS

13.1	If at any time it becomes unlawful or impossible for GMAC to advance, maintain or fund the whole or any part of the Facility or the Account Balance, GMAC may at any time by written notice to the Borrower require the Borrower to repay the whole or any part of the Facility or the Account Balance immediately, together with any outstanding interest and all other sums due under this Agreement and the Security Documents.

13.2	The Borrower shall pay to GMAC on demand such amount as GMAC may from time to time certify as being necessary to compensate it for any increase in the cost of funding the facility or the Account Balance or for any reduction in the rate of return under this Agreement, incurred by GMAC as a result of compliance with any official directives, requirements or requests of any regulatory authority (whether or not having the force of law) or any law or regulation (including, without limitation, those relating to reserve assets, special deposits, taxes (other than tax on its overall net income), capital adequacy and/or asset ratios) which come into force on or after the date of this Agreement.

14. REPRESENTATIONS AND WARRANTIES

14.1 The Borrower hereby represents and warrants that:
14.1.1	each Obligor is a limited liability company incorporated under the laws of its jurisdiction and has the power to own its property and assets and carry on its business as it is now being and will be conducted;

14.1.2	each Obligor has the power to enter into and perform its obligations under each of the Finance Documents to which it is a party and all necessary action (corporate or otherwise) has been taken to authorise the relevant Obligor’s unconditional entry into and performance of its obligations under each of the Finance Documents to which it is a party and (in the case of the Borrower) the borrowing or utilising of the Facility upon the terms and conditions contained herein;

14.1.3	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters required in connection with the entry into, performance and validity of the Finance Documents, the borrowing or utilisation of the Facility and the granting of the Security Documents have been obtained and are in full force and effect, and any requirements thereof have been or will be at the appropriate time complied with or fulfilled;

14.1.4	the Finance Documents to which each Obligor is a party constitute or will, following appropriate registration, constitute legal valid and (subject to the Reservations) enforceable obligations of that Obligor;

14.1.5	a relation to each Obligor, the entry into and performance of the Finance Documents to which it is party and the transactions contemplated hereby and thereby do not and will not conflict with (a) any law or regulation or any official or judicial order, or (b) its memorandum or articles of association; or (c) any agreement or document to which it is a party or which is binding upon it or its assets;

14.1.6	no member of the Group is in default under any agreement to which it is a party which would have a Material Adverse Effect and no litigation, arbitration or administrative proceedings are current or pending or (to the knowledge of the Borrower) threatened which would have a Material Adverse Effect;

14.1.7	it is not aware of any material fact or circumstances that has not been disclosed to GMAC which, if disclosed, would be likely at the date of this Agreement to be relevant in relation to (a) any material liability of GMAC in its capacity as lender under this Agreement or (b) in respect of Environmental Laws;

14.1.8	each member of the Group is in all material respects in full compliance with all Environmental Laws as presently applied and enforced which are currently applicable to its operations and all Environmental Approvals required in respect thereof have been obtained from the appropriate authorities and are in full force and effect;

14.1.9	the latest consolidated audited accounts delivered to GMAC under clause 15.1 (Financial Information) have been prepared in accordance with generally accepted accounting principles which have been consistently applied (or if not consistently applied, such inconsistency has been notified to GMAC) and such audited accounts represent (in conjunction with any notes to such accounts) a true and fair view of the financial position of the companies in the Group for the relevant period for which such accounts were prepared;

14.1.10 the management accounts delivered to GMAC under clause 15.2 (Financial Information):

(a)	fairly represent the financial condition and operations of the Group as at the date up to which they have been prepared and for the period for which such management accounts relate; and

(b)

were or will when the same are produced be prepared on a basis substantially in accordance with the accounting principles used in the latest audited accounts (other than in the event of any change notified to GMAC), in each case within the reasonable parameters which may be expected of management accounts not the subject of audit procedures;

14.1.11	there are no members of the Group other than the Borrower, the Borrower and any other person that has become a member of the Group with the consent of GMAC in accordance with clause 17.1.4 (Negative Covenants);

14.1.12	none of the assets, property and undertaking of any member of the Group are subject to any Security Interest (other than as constituted by Permitted Security Interests) and no member of the Group is a party to, nor are its assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security Interest;

14.1.13 no Default has occurred and is continuing unremedied;
14.1.14	each Obligor has good valid and marketable freehold or leasehold title to each or valid leases or licences of the properties over which it purports to create security under the Security Documents;

14.1.15 the Intellectual Property Rights owned by, or licensed to, an Obligor:
(a)

are all of the Intellectual Property Rights required by it in order for it to carry on its business as currently conducted, and the relevant Obligor, in carrying on its business, does not infringe any Intellectual Property Rights of any third party;

(b)

are (in the case of Intellectual Property Rights which are owned) free of any Security Interests (save for those created by Permitted Security Interests) and any right or interest in favour of a third party and there is no actual or, to the best of the relevant Obligor’s knowledge and belief, threatened infringement of the Intellectual Property Rights owned by such Obligor; and

14.1.16	any Intellectual Property Rights licensed to the relevant Obligor are free from any Security Interests created by or through the Borrower, and any rights or interests in favour of a third party created by or through the Borrower, save for those created by this Deed and for those in favour of the owner(s) of such Intellectual Property Rights.

14.2	The representations and warranties set out in this clause 14 shall be deemed to be repeated on each Drawdown Date and on each Interest Payment Date with reference to the facts and circumstances then subsisting as if made at each such time.

15. FINANCIAL INFORMATION

15.1	As soon as available and in any event within 150 days after the end of each of its financial years the Borrower will deliver to GMAC the audited consolidated accounts of the Group as at the end of such financial year which shall have been audited or certified by an accountant acceptable to GMAC.

15.2	No later than 30 days after the end of each calendar month the Borrower will deliver to GMAC monthly management accounts of the Group for the most recent calendar month in a form acceptable to GMAC.

15.3	Notwithstanding the specific provisions set out in clauses 15.1 and 15.2, GMAC reserves the right so long as the Facility remain in place to require the Borrower to provide GMAC (at the Borrower’s cost) with such financial information or other information about the Borrower and/or the Group as GMAC may from time to time reasonably require.

15.4 The Borrower will provide:

15.4.1	twelve month forecast profit and loss, cash flow statement and balance sheet of the Borrower in the form accepted by GMAC prior to the date of this Agreement and thereafter, within 45 days of the year end of a Financial Year prior to the year of forecast, and when otherwise reasonably requested by GMAC (in the format accepted by GMAC prior to the date of this Agreement and therefore, or as otherwise advised);

15.4.2	weekly Inventory Designation Forms, one of which must be as at month end, each to be supported by an open item stock listing by location at that date;

15.4.3	monthly aged debtors and creditors analysis with such reconciliation as GMAC shall reasonably require within 15 days of month end;

15.4.4 confirmation of the inter-company trading for the month, within 30 days of month end;
15.4.5	any contract or purchase order with any customer or supplier, resulting in an outstanding balance of £1,000 or more:

(a)     to which the Borrower wishes to become party; or

(b)     which is amended, varied or substituted,

        in each case, after the date of this Agreement;

15.4.6	such other documents as GMAC shall reasonably request in respect of the trading of the Borrower and its assets.

16. FINANCIAL COVENANTS

16.1	The Borrower undertakes that it shall procure, for so long as this Agreement is in force and effect, that:

16.1.1	Tangible Net Worth will not be less than £5,000,000 at any time, tested as at 31 December, 31 March, 30 June and 30 September in each year;

16.1.2	EBITDA shall not in respect of the period ending on each of the dates specified in Column A and, tested as at the last day of each such period, be less than the amount specified in Column B opposite that date:

Column A Column B for the six month period (pound)300,000 ending 31 March 2004 for the nine month period (pound)1,200,000 ending 30 June 2004 for the twelve month period (pound)1,900,000 ending 30 September 2004 and thereafter GMAC will stipulate a required minimum EBITDA in respect of each Financial Year being not less than 85% of forecast EBITDA as directed by the forecast for that year delivered by the Borrower in accordance with Clause 15.4.1 and tested on such dates as GMAC may specify.

16.2 With regard to the financial covenants specified in clause 16.1: 16.2.1 each of the financial covenants will be tested on the dates specified therein for the relevant periods;
16.2.2	each of the covenants will be tested by reference to the most recent monthly management accounts delivered under clause 15.2 unless in any such case the consolidated audited accounts required to be delivered to GMAC pursuant to clause 15.1 for the relevant period are available on the relevant testing date, in which case such audited accounts shall be used instead;

16.2.3	if the audited accounts are not available when any covenant is tested but when such audited accounts become available they demonstrate that the figures in any monthly management accounts by reference to which the relevant financial covenant was tested were not substantially accurate, then GMAC shall require such adjustment to the calculations made as it, in its sole discretion, considers appropriate to rectify such inaccuracy, and compliance with the financial covenants in clause 16.1 will be determined by reference to such adjusted figures; and

16.2.4	the components of each definition contained in clause 16.3 will be calculated in accordance with accounting principles, standards and practices generally accepted from time to time in the United Kingdom and approved by the Accounting Standards Board (UK GAAP). In the case of any component calculated by reference to management accounts or unaudited financial statements, UK GAAP will be applied within the reasonable parameters which may be expected of such accounts or financial statements not the subject of audit procedures.

16.3	In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

EBITDA: in respect of the relevant testing period, the consolidated profit (or loss) of the Group for such period:
(a)	before any deduction for or on account of corporation tax or other taxes, income or gains;

(b)	before any deduction for Interest Payable;

(c)	after deducting (to the extent included) Interest Receivable;

(d)

after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Group (other than the Borrower) which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

(e)

after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any assets (not being stock disposed of in the normal course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(f)

after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being stock disposed of in the ordinary course of trading) during such period;

(g)	before deducting amortisation of any goodwill or any intangible assets;

(h)	before deducting any depreciation on fixed assets; and

(i)	before any deduction for or on account of corporation tax or other taxes, income or gains.

Financial Indebtedness: any indebtedness in respect of or arising under or in connection with:

(a)	monies borrowed or monies raised by way of borrowing (including overdrafts) and debit balances at banks; or

(b)

monies raised including any debenture, bond (other than a performance bond issued in the ordinary course of trading by one member of the Group in respect of the obligations of another member of the Group), note or loan stock or other similar instrument; or

(c)	any acceptance or documentary credit; or

(d)	receivables sold or discounted (otherwise than on a non-recourse basis); or

(e)

the acquisition cost of any asset to the extent payable after the time of acquisition or possession by the person liable as principal obligor for the payment thereof whether deferred payment is arranged primarily as a method of raising finance or financing or refinancing the acquisition of the asset acquired; or

(f)

the sale price of any asset to the extent paid before the time of sale or delivery by the person liable to effect such sale or delivery where the advance payment is arranged primarily as a method of raising finance or financing or refinancing the manufacture, assembly, acquisition or holding of the asset to be sold; or

(g)

finance leases, credit sale or conditional sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) entered into primarily as a method of raising finance or financing or refinancing the acquisition of the relevant asset (but not including liabilities under operating leases); or

(h)

any agreement for managing or hedging currency and/or interest rate and/or commodity risk whether by way of forward exchange, cap, collar, swap, forward rate agreement or otherwise to the extent that the relevant contract does not provide for such indebtedness to be netted-off against any payment due thereunder, provided that where such agreement so provides for netting to occur this paragraph (h) shall include the net amount of the payment obligation outstanding thereunder after such netting-off has occurred; or

(i)	the amount payable under any put option or other arrangement whereby any member of the Group is liable to purchase share capital or other securities issued by it or any other member of the Group; or

(j)	the amount payable by any member of the Group in respect of the redemption of any share capital or other securities issued by it or any other member of the Group; or

(k)	amounts raised under any other transactions having the commercial effects of a borrowing; or

(l)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (k) inclusive of this definition,

and so that where the amount of Financial Indebtedness falls to be calculated, no amount shall be taken into account more than once in the same calculation;

Interest: interest and amounts in the nature of interest paid or payable in respect of any Financial Indebtedness of any member of the Group excluding any interest paid or payable on Financial Indebtedness between any member of the Group and any other member of the Group but including, without limitation:

(a)	the interest element of finance leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Financial Indebtedness;

(c)

fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a member of the Group;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness;

Interest Payable: in respect of the relevant testing period, Interest payable (whether or not paid) during that testing period (but excluding for this purpose financing and hedging fees treated as interest under UK GAAP), as an obligation of any member of the Group during that period and calculated on the basis that all interest payable by the Group under or in connection with the Facility will be excluded;

Interest Receivable: in respect of the relevant testing period, the amount of Interest paid in cash or credited as paid to members of the Group (other than by other members of the Group) during such period;

Projections: the forecasts and projections produced by the Borrower and for any Financial Year that have been agreed by GMAC;

        Tangible Net Worth: at any time, the aggregate amount of:

(a)	the issued and paid up share capital of the Borrower;

(b)	plus the aggregate amount standing to the credit of the capital and revenue reserves of the Group (including, without limitation, any share premium account and capital redemption reserve);

(c)	plus any balance standing to the credit, or minus any amount standing to the debit, of the consolidated profit and loss account of the Group;

(d)	plus the amount of any accrued and unpaid dividends to the extent deducted and arriving at retained profit and loss;

as derived from the then latest audited consolidated accounts of the Group or management accounts or financial statements of the Group delivered under clause 15 (Financial Information) but after deducting, or excluding, as the case may be:

(e)	minority interests in Subsidiaries of the Borrower

(f)	any amount shown in respect of goodwill or other intangible assets of the Group;

(g)

any amount equal to any distribution by any member of the Group to persons outside the Group out of the profits earned prior to the date of such consolidated balance sheet and which have been declared, recommended or made since that date except in so far as provided for in such balance sheet;

(h)

any capital accounts or reserves derived from any writing-up of the book value of any assets of any member of the Group above historic cost less accumulated depreciation at any time after the date of Completion;

(i)	any sum set aside for future taxation;

        and after:

(j)

making such adjustments as appropriate in respect of any variation in the issued and paid up share capital, the share premium account and the capital redemption reserve of the Group since the date of its latest consolidated balance sheet;

(k)

making such adjustments as appropriate in respect of any variation in the interests of the Borrower in its Subsidiaries and the acquisition or disposal of any assets since the date of such balance sheet;

(l)	making such further adjustments as the auditors consider appropriate.

17.	NEGATIVE COVENANTS

17.1	So long as the Facility remains in place no member of the Group shall without GMAC’s prior written consent:

17.1.1	create or permit to subsist any Security Interest over any of its assets, property or undertaking except for Permitted Security Interests;

17.1.2 make any loans or otherwise make credit (other than normal trade credit) available to any person;
17.1.3	by one or a series of transactions, whether related or not, sell or otherwise dispose of all or any material part of its property, assets or undertaking (other than in the normal course of trading) including without limitation by any form of sale and leaseback or factoring;

17.1.4	acquire from or incorporate any person to be a member of the Group without the prior consent of GMAC (such consent not to be unreasonably withheld or delayed provided that:

(a)	the relevant new member of the Group executes and delivers to GMAC such Security Documents, in a form similar to those entered into by the Obligors, as GMAC may require; and

(b)

GMAC shall be entitled to make such adjustments to the financial covenants and definitions confirmed in clause 16 as it reasonably considers necessary to take account the addition of the new member of the Group;

17.1.5	carry on any trade or business with a company which is not an Obligor other than in the normal course of trading;

17.1.6	subscribe for any shares, loan notes, debentures, commercial paper or other financial instrument issued or proposed to be issued by a company which is not an Obligor or make any other type of investment in such a company;

17.1.7 issue or redeem any Shares or repay any subordinated loans/ loan notes; 17.1.8 lend to or guarantee the obligations of any company (or person) which is not an Obligor; and 17.1.9 enter into any Borrowings other than Permitted Borrowings.

18. POSITIVE COVENANTS

18.1 The Borrower will:

18.1.1 promptly notify GMAC if any Event of Default arises and of anything which might result in an Event of Default;
18.1.2	procure that each Group Company will pay all material Taxes due and payable by it or that Group Company within a reasonable time of the relevant due date; and

18.1.3	procure that each Group Company shall effect and maintain adequate insurances in relation to its business and assets with reputable underwriters or insurers against such risks as are usual for companies carrying on a business such as that carried out by such Group Company.

18.2	The Borrower shall at its own expense procure that an Inventory Valuation is delivered to GMAC at the end of February and September in every year during the term of the Facility.

18.3	The Borrower will at its own expense procure that, within seven days of the date of this Agreement, HG Deutschland GmbH (or such other member of the HG Deutschland Group as owns the HG Intellectual Property) grants to the Borrower a licence to use the HG Intellectual Property, on such terms as may be approved by GMAC but in any event to contain provisions having the following effect:

18.3.1	such licence is to be an exclusive licence within the territory of the United Kingdom and non-exclusive in relation to sales made via the HG Deutschland Group’s web-site);

18.3.2	such licence is to be irrevocable by HG Deutschland GmbH for the period from the date on which it is granted until the last day of the Initial Term; and

18.3.3 if:

(a)

an encumbrancer takes possession of or a receiver, liquidator, administrative receiver, administrator or similar officer is appointed in respect of the Borrower or all or any part of its undertaking, property or assets; or

(b)

anything analogous to the events set out in paragraph (a) above occurs in relation to the Borrower or any of its undertaking, property or assets under the laws of any jurisdiction other than England & Wales, such licence is to continue in full force and effect for the benefit of any such encumbrancer or appointee and will not expire, notwithstanding that the Initial Term may have expired, until the date upon which such possession or appointment is terminated by reason of the discharge of the order or other process by which such possession was taken or, as the case may be, such appointment was made (and for the purposes of this clause 18.3.3, a reference to an appointee is to be construed as a reference to any joint or joint and several appointees and to any succeeding or substituted such appointee(s) taking office at any time prior to the discharge of such order or other process).

19. SPECIAL CONDITIONS

19.1 The Borrower agrees to perform, observe and comply with the special conditions set out in schedule 2.

20. EVENTS OF DEFAULT

20.1 In the event that:
20.1.1	any Obligor fails to pay on the due date any amount payable by it under any Finance Document to which it is a party unless GMAC is satisfied that non-payment is due solely to administrative or technical delays in the transmission of funds and payment is made within 3 Business Days of its due date; or

20.1.2 any Obligor:

(a)

fails to comply with any of its obligations in clause 15 (Financial Information) or clause 16 (Financial Covenants) or with any of the conditions attaching to the waiver of certain conditions precedent under clause 4.1 (Conditions Precedent); or

(b)

fails to perform any of its respective obligations under any Finance Document (other than those specified in clause 20.1.1 or 20.1.2) and where such failure is capable of remedy fails to remedy the same within 10 Business Days of a notice from GMAC requiring such remedy; or

(c)	any representation, warranty or statement made under or in connection with any Finance Document is or proves to be untrue on the date as of which it was made or deemed to be made or repeated; or

20.1.3	any other present or future indebtedness of an Obligor or a member of the HG Deutschland Group is declared or becomes capable of being declared due and payable prior to the stated maturity thereof or is not paid on the due date therefor or the relevant Obligor or a member of the HG Deutschland Group fails to pay when due any amount payable by it under any present or future guarantee or indemnity or the security therefor becomes enforceable; or

20.1.4	a distress or other execution is levied against any part of an Obligor’s property or assets or undertaking in respect of the present or future indebtedness of an Obligor; or

20.1.5 a Group Company (or a member of the HG Deutschland Group):
(a)	is deemed to be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

(b)	convenes a meeting of or proposes or enters into any arrangement or composition for the benefit of its creditors generally; or

(c)

ceases or threatens to cease to carry on all or a substantial part of its business or disposes of or threatens to transfer or dispose of the whole or a substantial part of its undertaking or assets (other than in the normal course of trading); or

(d)

an encumbrancer takes possession of or a receiver, liquidator, administrative receiver, administrator or similar officer is appointed in respect of all or any part of a Group company’s undertaking, property or assets; or

20.1.6	any order is made, petition presented (unless the Borrower demonstrates to the satisfaction of GMAC that the petition is vexatious and frivolous and is discharged within 5 Business Days) or effective resolution passed for the winding-up (except for the purposes of amalgamation or reorganisation (not involving or arising out of insolvency) the terms of which shall have received GMAC’s prior written approval) of a Group Company, or any order is made or petition presented for the appointment of an administrator in relation to a Group Company; or

20.1.7 it becomes impossible or unlawful:
(a)	for an Obligor or any member of the Group to perform any of its respective material obligations contained in the Finance Documents or any of them; or

(b)	for GMAC to exercise any of its rights under this Agreement and/or the Security Documents or any of them; or

20.1.8	any Finance Document does not come into or ceases to be in full force and effect or is not for any reason valid and binding upon and enforceable in all respects against an Obligor; or

20.1.9	GMAC is of the opinion that a material adverse change has occurred in relation to the trading or financial position or condition of either the Borrower or the Group (taken as a whole);

20.1.10	anything is done or permitted or omitted to be done by an Obligor which GMAC reasonably believes may materially impair the security created by the Security Documents and/or prejudice or detract from an Obligor’s ability to perform the obligations contained in any Finance Document; or

20.1.11	there is any change of control of the Borrower and/or the Guarantor which for these purposes shall mean a change in the beneficial ownership of 50 per cent. or more of the issued share capital of the Borrower or the Guarantor (as the case may be), then, in any such event GMAC may by notice in writing (a) terminate the Facility and/or (b) declare the Account Balance and any other amounts due hereunder immediately due and payable whereupon the Borrower will immediately comply with such demand by repaying the Account Balance together with all outstanding interest and any other amounts due under the Finance Documents.

21. ASSIGNMENT AND TRANSFER

21.1 The Borrower may not transfer or assign any of its rights under the Finance Documents.
21.2	GMAC may, without notice, transfer or assign all or any part of and/or grant one or more participations in the Facility and/or the Finance Documents to any company, person or body and the Borrower hereby irrevocably consents to any such transfer, assignment or participations (and the disclosure by GMAC to a transferee, assignee or participant of any information about the Borrower or the Group and the Facility as GMAC may consider appropriate) and undertakes to execute any documentation GMAC may require to effect any such transfer or assignment or participation.

22. NOTICES

22.1	Any notice by either party to another shall be sent to the address or telefax number and marked for the attention set out on the signature page to this Agreement or such other address or telefax number as may from time to time be notified by that party to the other in accordance with this clause. Any notice shall be deemed duly given, if delivered personally or sent by facsimile, when so delivered or sent and, if sent by first class, registered or recorded delivery post, two days after the notice is posted. Any notice which by virtue of the provisions of this clause 22 would be deemed served on a day which is not a Business Day or after 5.30pm on a Business Day shall be deemed to have been served at 9.00am on the next succeeding Business Day.

22.2	GMAC will send a copy of any notice addressed to an Obligor to Fairchild (marked “For the attention of General Counsel”; tel: +703 478 5800; fax +703 478 5767) at the same time as such notice is despatched to the relevant Obligor, provided always that failure by GMAC to comply with this clause 22.2 will not render any such notice invalid as against the Obligor to which it is addressed.

23. WAIVERS

No failure or delay by GMAC in exercising any right, power or privilege under any Finance Document shall operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or prejudice any other or further exercise by GMAC of any of its rights or remedies under any Finance Document. Such rights and remedies are cumulative and not exclusive of any right or remedy provided by law.

24. EXPENSES

24.1	The Borrower shall pay to GMAC on demand on a full indemnity basis whether or not there is a drawing under the Facility:

24.1.1	all costs properly incurred in relation to arrangements incurred by GMAC in connection with the funding of the Account Balance and/or the Facility; and

24.1.2	all costs and expenses properly incurred in connection with the negotiation, execution, amendment or enforcement of any of the Finance Documents (including legal fees, charges, disbursements, survey and valuation fees, and value added tax) and GMAC’s costs and fees in administering the Facility and/or the Loan Account.

24.2	On non-payment to GMAC of any of the above amounts GMAC shall be entitled to debit such amounts to the Loan Account.

24.3	The Borrower shall also indemnify GMAC against any loss or expense incurred by it as a consequence of any non-payment by an Obligor of any of the above amounts.

25. ILLEGALITY

25.1	If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26. SET-OFF

In addition to any right of set-off or other similar right to which GMAC may be entitled in law, GMAC (through any of its branches) may at any time and without notice to the Borrower combine and consolidate all or any of the accounts between the Borrower and GMAC and/or set-off any monies and in any currency whatsoever, which GMAC may at any time hold for the account of the Borrower, against any liabilities whatsoever which may be due and payable to GMAC from the Borrower.

27. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law and the Borrower hereby submits to the jurisdiction of the English Courts.

28. DEMANDS AND NOTIFICATION BINDING

Any demand notification or certificate given by GMAC in writing and signed by a duly authorised officer of GMAC specifying any rate of interest or any amounts due and payable under or in connection with any provision of the Finance Documents shall be conclusive and binding upon the Borrower (in the absence of manifest error).

29. EURO

If the United Kingdom adopts the euro as its lawful currency, GMAC shall be entitled to make such changes to this Agreement as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in the euro and amending any provisions to reflect the market conventions for a euro facility of the kind contemplated in this Agreement).

30. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered to GMAC shall be an original, but all counterparts shall together constitute one and the same instrument. Upon receipt by GMAC of counterparts executed by all parties hereto, GMAC shall forthwith date each such counterpart and give notice in writing of such delivery and dating to all other parties.

31. JOINT AND SEVERAL LIABILITY

If there are two or more persons comprised in the expressions Borrower, Guarantor, Obligor or Obligors such persons shall be bound as joint and several obligors and such expressions shall be deemed to include all or any or each of such persons. None of such persons shall be released from liability hereunder by reason of this Agreement never being or ceasing to be binding as a continuing security on any other or others of them.

IN WITNESS whereof the parties have executed this Agreement as a deed on the date set out above.

SCHEDULE 1

Pre-Conditions Documents

Part 1

1.

Certified copy board resolutions of each Obligor approving and authorising the execution of the Finance Documents to which it is a party (and containing specimen signatures of the person(s) authorised to execute the Finance Documents).

2.	A certified true copy of the Certificate of Incorporation of each Obligor.

3.	A certified true and up-to-date copy of the Memorandum and Articles of Association of each Obligor.

4.

Such other documents, licences, waivers (including, but not limited to any landlord’s distraint waivers), approvals, resolutions and evidence as GMAC and its advisers shall deem necessary or advisable and notified to the Borrower prior to the first Drawdown Date.

5.	An Inventory Valuation addressed to GMAC by Hilco Appraisal Limited.

6.	Originals of the Security Documents, duly executed by each party thereto other than GMAC.

7.	A list of Approved Locations, together with letters of distraint waiver from the landlord(s) in respect of any such Approved Locations.

8.

Evidence (including, without limitation, Forms DS1) of the discharge of all security interests over the assets and the properties of the Obligors including, in particular, and property and, in respect of any floating charges, certificates of non-crystallisation from the relevant chargee (including without limitation the termination of the Borrower’s existing financing arrangements with HSBC Trinkaus & Burkhardt and confirmation that all amounts due, charged or incurred by the Borrower to HSBC Trinkaus & Burkhardt have been fully and finally repaid).

9.

All original title deeds and land certificates in respect of the relevant Obligor’s interest in any property and a letter of undertaking providing that the Borrower’s solicitors shall carry out all necessary stamping and registration of the property transfers and relevant Security Documents.

10.

A search of the register of mortgages and charges for each Obligor at the Companies Registry or Register showing, inter alia, no appointment of a receiver, liquidator or administrator or the presentation of any petition in respect of any of the same.

11.	Evidence that the insurances required to be taken out pursuant to the Security Documents have been (or will prior to the first Drawdown Date be) taken out and are in full force and effect.

12.	Management Accounts of both the Borrower up to the date of this Agreement.

13.

Annual audited accounts for both the Borrower and the Guarantor for the financial year ending 30 September 2003 or confirmation from the auditors (of both the Borrower and the Guarantor) that they envisage no material change to the draft accounts already provided.

14.

The terms and conditions of any financial accommodation extend to or investments made the Borrower or the Guarantor (including but not limited to any hire purchase or leasing consents, bonds, preference shares or loans).

15.

Copies of all contracts or purchase orders with customers and suppliers of the Borrower, together with a report addressed to GMAC by GMAC’s solicitors advising on the terms of all such contracts and purchase orders, in each case in form and content satisfactory to GMAC.

16.	A detailed analysis of all sources and uses of cash of the Borrower as at the first Drawdown Date.

17.	A pro-forma balance sheet for the Borrower reflecting any closing adjustments.

18.	Compliance with GMAC’s anti-money laundering policy requests in respect of all directors and beneficial owners of the Borrower.

19.	An interface agreement duly executed by the Borrower in GMAC’s standard form.

20.	The original certificate for the Tacana Note, together with a transfer certificate thereto, undated and with the identity of the transferee left blank, but duly executed by Banner.

21.	Such evidence as is satisfactory to GMAC that:

21.1 each shop and/or warehouse of the Borrower; and
21.2	each credit and/or debit card provider with which the Borrower has a merchant services agreement, has been irrevocably instructed and directed to make pay all Proceeds into the Cash Account.

22.	Such other documents as GMAC may reasonably request in respect of the trading of the Borrower and its assets.

Part 2

1.	A composite guarantee and debenture in form and substance satisfactory to GMAC from the Borrower and the Guarantor.

2.	Fraud warranties in form and substance satisfactory to GMAC from each of the directors of the Borrower.

3.	Such other security or security documents, as GMAC’s advisers advise to be necessary or advisable in connection with the foregoing and notified to the Borrower prior to first Drawdown Date.

SCHEDULE 2

SPECIAL CONDITIONS RELATING TO THE FACILITY

1.	The Borrower shall deliver to GMAC an Inventory Designation Form not less than once each week. Each such Inventory Designation Form must be supported by an average cost item report.

2.	Any Inventory Valuation Form delivered by the Borrower in accordance with paragraph 1 above shall take into account the results of the most recent Inventory Valuation.

3.

The Borrower will at all times keep the Finished Goods Inventory in a good state of repair and insured with some insurance office approved by GMAC (such approval not to be unreasonably withheld or delayed) against loss or damage by accident, fire and theft and such other risks as GMAC may from time to time reasonably require to the full insurance value of such Finished Goods Inventory and with GMAC noted upon such policy as loss payee. The Borrower will duly pay all premiums and other sums for this purpose and produce the receipts therefor to GMAC upon reasonable request. In default of such payment GMAC shall be at liberty to pay the said premiums and sums and the same shall thereupon be recoverable by GMAC from the Borrower. Any sums received by the Borrower under such policy shall be held in trust for and payable on demand to GMAC and may be applied by GMAC in reduction of any amount owing by the Borrower to GMAC on any account whatsoever.

4.

The Borrower will at all times ensure that all of its Preferential Creditors are duly and punctually paid on the due dates for payment to them and, in particular, shall within five Business Days of the last Business Day of each month produce a letter in a form acceptable to GMAC confirming that any payments in respect of VAT and PAYE are up to date.

5.

The Borrower will upon request advise GMAC of the whereabouts of all Finished Goods Inventory and shall keep proper books of account and make true and proper entries of all dealings and transactions relating to Finished Goods Inventory and shall permit GMAC and any person authorised by GMAC at all reasonable times to inspect the same. GMAC and any person so authorised shall have the right to enter upon any premises in which the Inventory or any part of it is for the time being kept or stored and may inspect the books and accounts and documents and shall at the expense of the Borrower supply to GMAC or to such persons all information accounts and copies of documents as GMAC or such person shall reasonably require.

6.	The Borrower will adhere to all the relevant provisions of the Companies Act 1985 (as amended from time to time) and especially in respect of filings and authorisations.

7.	The Borrower will adhere to (and observe) all relevant Environmental Laws.

8.	All assets of the Company charged as security are to be insured for their full replacement value and GMAC CF named as first loss payee except for those fixed assets funded by another financier.

9.

The Borrower will observe and comply with all material obligations arising in respect of all other security and liens other than permitted liens arising in the ordinary course of trading and acceptable to GMAC CF in its sole discretion.

10.	The Borrower shall not make any payment of any dividend, distribution or redemption of shares without GMAC’s prior written consent.

SCHEDULE 3

COLLATERAL MANAGEMENT FEE

1.

The Borrower shall pay Collateral Management Fee of £1,000 per annum in respect of each shop at which Finished Goods Inventory is located and £10,000 per annum in respect of each warehouse at which Finished Goods Inventory is located (subject to a minimum amount payable of £46,000 per annum) monthly in arrears on each Interest Payment Date.

2.

The Borrower shall pay to Hilco UK a fee of £1,000 (plus VAT) per month in arrears in consideration for the provision of the Put Option. Any amount to be paid by the Borrower will be deducted from the Collateral Management Fee, provided that if GMAC makes such payment on behalf of the Borrower, such deduction will not apply. The Borrower hereby authorises GMAC to make all such payments to Hilco UK on its behalf.

3.

In the event that GMAC determines that security monitoring and/or analysis of the Finished Goods Inventory is required additional to that originally contemplated by GMAC (such determination being made by GMAC at its sole discretion acting reasonably) the Borrower shall additionally pay to GMAC on the first Business Day of each calendar month following any month in which GMAC performs such additional security monitoring, namely any audit visit to any premises of the Borrower where the Borrower’s financial records are maintained or where any Finished Goods Inventory or other collateral is kept or other business analysis the need for which is determined by GMAC, an additional collateral monitoring fee in an amount equal to GMAC’s standard rate (currently £750 per day) for each GMAC person performing such monitoring plus all costs and disbursements incurred by GMAC in the performance of such additional examination or analysis and the fees and expenses of outside auditors as billed.

4.

GMAC hereby gives notice to the Borrower that without prejudice to the generality of paragraph 3, GMAC will require an audit visit each quarter for the first 12 months during which the Facility is operated.